November 4, 1999

Consolidated Edison Company
  of New York, Inc.
4 Irving Place
New York, New York  10003

            Re:  Securities Being Registered Under the Securities Act of 1933

Ladies and Gentlemen:

            I am the Vice President and Deputy General Counsel of Consolidated Edison Company of New York, Inc. ("Con Edison"). I and other members of Con Edison's Law Department have represented Con Edison in connection with the filing by Con Edison with the Securities and Exchange Commission of a Registration Statement on Form S-3 registering $500 million of unsecured debt securities of Con Edison (the "Securities") for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Registration Statement"). The Securities are to be issued under the Indenture, dated as of December 1, 1990, between Con Edison and The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association)), as Trustee (the "Trustee"), as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996 (the Indenture, as so amended and supplemented, is herein referred to as the "Indenture").

     I have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Certificate of Incorporation and the By-Laws of Con Edison; (b) the Indenture; and (c) minutes of meetings of the Board of Trustees of Con Edison. It is my opinion that the Securities will become the legal, valid and binding obligations of Con Edison in accordance with their terms upon:

     1. the issuance of an order by the Public Service Commission of the State of New York (the "PSC") authorizing Con Edison to issue the Securities and the compliance therewith by Con Edison, and the issuance by the PSC, to the extent required by the terms of the order, of a letter to the effect that such order is no longer subject to abrogation with respect to the Securities;

     2.     the due  authorization  and  execution  of the  Securities  by Con
Edison;


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     3.     the  due   authentication   and  delivery  of  the  Securities  in
            accordance with the Indenture; and

     4. the receipt by Con Edison of payment for the Securities at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the prospectus constituting a part thereof.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                                Very truly yours,

                                                Edwin W. Scott
                                                Edwin W. Scott